Exhibit 5.1

April 24, 2017

Noble Energy, Inc.
1001 Noble Energy Way
 Houston, Texas 77070

RE: Registration Statement on Form S-4

Ladies and Gentlemen:

I and attorneys under my supervision have acted as counsel to Noble Energy, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-4 of the Company (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the Company’s common stock, par value $0.01 per share (the “Common Stock”) that may be issued by the Company in connection with the merger of Clayton Williams Energy, Inc., a Delaware corporation, with and into Wild West Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (the “Merger”), pursuant to the terms of the Agreement and Plan of Merger dated as of January 13, 2017 (the “Merger Agreement”).

In rendering this opinion, I and attorneys under my supervision have examined such corporate records and other documents, and I and attorneys under my supervision have reviewed such matters of law, as we have deemed necessary or appropriate.

I and attorneys under my supervision have assumed the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies. I and attorneys under my supervision have also assumed the genuineness of all signatures or instruments that we have reviewed. In addition, I and attorneys under my supervision have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

I am a member of the Bar of the State of Texas and I express no opinions as to the laws of any jurisdiction other than the federal laws of the United States, the General Corporation Law of the State of Delaware, including all applicable Delaware statutory provisions of law and the reported judicial decisions interpreting these laws, and the laws of the State of Texas.

Based on and subject to the foregoing, I am of the opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance of the Common Stock  in connection with the Merger, and when the Registration Statement has been declared effective by order of the Securities and Exchange Commission and the Common Stock has been issued in accordance with the terms and conditions set forth in the Merger Agreement, the Common Stock will be validly issued, fully paid and nonassessable.

This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, except as set forth below. I hereby consent to be named in the Registration Statement and in the related proxy statement/prospectus contained therein under the caption “Legal Matters” as the attorney who passed upon the legality of the Common Stock and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Arnold J. Johnson
Name:	Arnold J. Johnson
Title:	Senior Vice President, General Counsel and Secretary